UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Citi Trends, Inc.
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Dear Associates,

As you may have seen, yesterday evening we issued a press release announcing that Citi Trends has reached an agreement with one of our stockholders, Macellum Capital Management, with respect to our upcoming 2019 Annual Meeting of Stockholders. A copy of the press release is attached.

This announcement concludes the proxy contest we were facing a few weeks ago. As part of the agreement, the Citi Trends Board will be adding two new board members who will bring fresh views to the Company. One of these candidates is Peter Sachse, a retail veteran with more than three decades of experience working in various senior positions at Macy’s Inc., among a number of other leadership roles at retail companies. The other individual will be identified by the Board’s Nominating and Corporate Governance Committee in the coming months.

We also announced that John Lupo, our current Chairman, will retire from the Board and not stand for re-election at the 2019 Annual Meeting, and current Board Member Brian Carney will be appointed Chairman in his place after the 2019 Annual Meeting. On behalf of the entire Board and management team, I want to thank John for his valuable contributions to Citi Trends over the last 15 years and wish him the best.

We believe these changes are a constructive outcome for Citi Trends because, as a result, we can focus our full attention on our business and executing our plan. Further, the Board and I look forward to benefiting from the experience of our new members as we continue to make progress on initiatives that will improve our merchandising, planning and allocation, while driving efficiencies, reducing costs and growing our store base.

Importantly, these announcements have no impact on your day-to-day responsibilities. If you receive any calls from the media, analysts or other third parties regarding this news, please forward them to me at bsmith@cititrends.com or (912) 443-2075.

We have made significant achievements over the past several years. With your continued contribution, I am confident that in the year ahead we will make strong progress on our strategic plan and execute on our mission of delivering value-priced urban fashion apparel and accessories for the entire family.

Thank you for your continued support and commitment.

Bruce D. Smith

President and Chief Executive Officer

Important Additional Information

Citi Trends, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Citi Trends stockholders in connection with the matters to be considered at Citi Trends’ 2019 Annual Meeting. Citi Trends intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Citi Trends stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Citi Trends’ 2019 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Citi Trends’ directors and executive officers in Citi Trends securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Citi Trends’ Annual Report on Form 10-K for the year ended February 3, 2018, filed with the SEC on April 18, 2018 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended February 2, 2019 filed on June 11, 2018, September 6,

2018 and December 10, 2018, respectively. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Citi Trends with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.cititrends.com.